UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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SEITEL, INC.

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEITEL, INC.

10811 S. Westview Circle Drive

Building C, Suite 100

Houston, Texas 77043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2006

Notice is hereby given that the Annual Meeting of the Stockholders of Seitel, Inc., a Delaware corporation (the “Company”), will be held Monday, May 15, 2006, at 8:30 a.m., Houston time, in the St. Regis Hotel located at 1919 Briar Oaks Lane, Houston, Texas 77027, and any adjournment or postponement thereof (the “Meeting”), for the following purposes:

1.    To elect three nominees to serve as Class II directors; and

2.    To consider and act upon such other business as may properly be presented at the Meeting or any adjournments or postponements thereof.

The board of directors of the Company has fixed the close of business on Monday, April 3, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A stockholders’ list will be available commencing ten days prior to the Meeting, and may be inspected during normal business hours prior to the Meeting at the offices of the Company, 10811 S. Westview Circle Drive, Building C, Suite 100, Houston, Texas 77043.

Your vote is important. Whether or not you plan to attend the Meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation. In addition, you can vote your shares over the Internet or by telephone. Please see the enclosed proxy card for specific instructions. Your Internet and telephone votes must be received by 11:59 p.m., Eastern time, on May 14, 2006.

Your interest and participation in the affairs of the Company is appreciated.

By Order of the Board of Directors,

William J. Restrepo
Secretary

Houston, Texas

April 10, 2006

SEITEL, INC.

10811 S. Westview Circle Drive

Building C, Suite 100

Houston, Texas 77043

PROXY STATEMENT

General

This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being mailed to the stockholders of Seitel, Inc., a Delaware corporation (the “Company”), commencing on or about April 10, 2006, in connection with the solicitation by the board of directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at the Annual Meeting of Stockholders to be held in the St. Regis Hotel located at 1919 Briar Oaks Lane, Houston, Texas 77027, on Monday, May 15, 2006, at 8:30 a.m., Houston time and at any adjournment or postponement thereof (the “Meeting”), for the purposes set forth in the accompanying notice.

Voting at the Meeting; Record Date

Each share of the Company’s common stock entitles the holder to one vote on all matters presented at the Meeting. Stockholders may attend the Meeting and vote in person, or they may vote by proxy as described below. Additionally, you may vote over the Internet or by telephone by following the instructions on the enclosed proxy card. As of April 3, 2006, the record date for the determination of stockholders entitled to vote at the Meeting (the “Record Date”), there were outstanding and entitled to vote 154,860,525 shares of the Company’s common stock, par value $.01 per share. The common stock is the Company’s only class of voting securities outstanding.

Stockholders have cumulative voting rights in the election of directors. Stockholders are entitled to as many votes as equals the number of votes which such stockholder would be entitled to cast for the election of directors with respect to their shares of the Company’s common stock, multiplied by the number of directors to be elected. Stockholders may cast all of their votes for a single director or may distribute their votes among the number of directors to be voted for, or for any two or more of them, as such stockholder may see fit. For example, because three directors are to be elected, a stockholder owning ten shares may cast 30 votes for one nominee, 10 votes for each of the nominees or allocate the 30 votes among each nominee, in any manner. If necessary, the persons designated as proxies will exercise their cumulative voting rights to elect the nominees as Class II directors of the Company.

Quorum Requirement

Holders of a majority of the outstanding shares of the Company’s common stock must be present, in person or by proxy, to constitute a quorum for the transaction of business. Stockholders who are present at the Meeting in person or by proxy and who abstain, and proxies relating to shares held in “street name” that are marked as “not voted” will be treated as present for purposes of determining whether a quorum is present.

If a quorum is not obtained, the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting, except for any proxies which have theretofore been revoked.

Use of Proxies; Revocability of Proxies; Required Vote

Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Votes will be tabulated and the results will be certified by an election inspector who is required to resolve impartially any interpretive questions as to the conduct of the vote.

A stockholder may revoke a proxy by delivering to the Company written notice of revocation; delivering to the Company a signed proxy of a later date; or appearing at the Meeting and voting in person.

The nominees for election as Class II Directors will be elected by the affirmative vote of the greatest number of votes cast, a plurality, at the Meeting for the election of directors. Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to the Company but marked by brokers as “not voted” will have no effect on the election of directors.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

In accordance with the Company’s amended and restated by-laws (the “Bylaws”), members of the Board of Directors are divided into three classes. Class I consists of three directors who will serve for a term expiring at the Company’s annual meeting of stockholders in 2007, Class II consists of three directors who will serve for a term expiring at the Meeting and Class III consists of three directors who will serve for a term expiring at the Company’s annual meeting of stockholders in 2008. Each class of directors standing for election upon the expiration of its term will be elected for successive terms of three years.

Upon the nomination by the Board of Directors at its meeting on March 1, 2006, Messrs. Holmes, Mouquin and Spivy are standing for election as Class II Directors at the Meeting. If elected, each of Messrs. Holmes, Mouquin and Spivy will hold office until the Company’s annual meeting of stockholders in 2009. Messrs. Holmes and Mouquin were initially designated as directors when the Company emerged from bankruptcy on July 2, 2004. Mr. Spivy was elected by the directors on March 1, 2006, to fill a vacancy on the Board.

The persons named as proxies on the enclosed proxy card have been designated by the Board of Directors and, unless otherwise directed, intend to vote for the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by the Board of Directors, or the size of the Board may be reduced. No circumstances are now known, however, that would prevent any of the nominees from serving.

Nominees For Election

The following table sets forth certain information with respect to each nominee for election to Class II of the Board of Directors:

Name	Age	Position with the Company
Ned S. Holmes(1)(2)	61	Director
Charles H. Mouquin(1)(3)	69	Director
Gregory P. Spivy(2)	37	Director

(1)	Corporate governance and nominating committee member.

(2)	Compensation committee member.

(3)	Audit committee member.

Ned S. Holmes has been a director since July 2, 2004. Mr. Holmes is currently the Chairman of Holmes Investments, Inc. Mr. Holmes currently serves as chairman of the board of Prosperity Bancshares, Inc., which is traded on the NASDAQ. Mr. Holmes is chairman emeritus of the Port of Houston Authority, director and former chairman of the Greater Houston Partnership and trustee of the publicly traded (NYSE) Archstone Smith Trust. In addition, he is a Commissioner of the Texas Parks & Wildlife Commission and serves on the board of numerous not-for-profit organizations. Mr. Holmes received his B.B.A. from the University of Texas, and his J.D. from the University of Texas School of Law.

Charles H. Mouquin has been a director since July 2, 2004. Mr. Mouquin currently acts as manager for the stock accounts of a few select clients. Mr. Mouquin has more than 40 years experience as a securities analyst. In 1962, he served as a security analyst for Parrish Securities. In 1971, he joined Central National Gottesman, and in 1976 was appointed senior vice president. From 1976 to 1987, he was senior vice president and director of research for Fiduciary Trust Company International. He has served as a consultant to Fiduciary Trust Company International, Hamershlag Kempner and Company as well as the Norman Shethar Company. Mr. Mouquin has a B. S. degree in economics from the University of California at Berkley.

Gregory P. Spivy has been a director since March 1, 2006. He is a Partner of ValueAct Capital. Prior to joining ValueAct Capital in September 2004, Mr. Spivy worked with Gryphon Investors, a private equity fund managing approximately $500 million. Previously, Mr. Spivy was a Managing Director at Fremont Partners (“Fremont”), overseeing a $605 million private equity fund. Prior to joining Fremont, Mr. Spivy was a Director with The Bridgeford Group, a mergers and acquisitions advisory boutique. Mr. Spivy began his career in the mergers and acquisitions department of Lehman Brothers. Mr. Spivy currently serves as chairman of the board of MSD Ignition, is a director of MSC.Software and is a former director of Kerr Group, Inc. He has a B.A. from Northwestern University.

Vote Required

The three nominees for election as Class II directors at the Meeting who receive the greatest number of votes cast for election by the stockholders, a plurality, will be elected as our Class II directors. Broker non-votes and abstentions will not affect the outcome of the election of our Class II directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. You may vote “FOR” all of the nominees or withhold your vote for any one or more of the nominees. The proxy holders intend to vote the shares represented by proxies to elect the three nominees to Class II of the Board of Directors set forth in Proposal 1.

The Board of Directors recommends that stockholders vote FOR each of the nominees to Class II of the Board of Directors.

Continuing Directors

The following table sets forth certain information with respect to the Company’s Class I and Class III directors, whose terms of office do not expire at the Meeting.

Name	Age	Position(s) with the Company	Director Class
Fred S. Zeidman	59	Chairman of the Board of Directors	Class I

C. Robert Black(2)(3)	70	Director	Class I

Kevin S. Flannery(1)(2)	61	Director	Class III

Jay H. Golding(3)	60	Director	Class III

Peter H. Kamin(1)	44	Director	Class I

Robert D. Monson	51	President and Chief Executive Officer and Director	Class III

(1)	Corporate governance and nominating committee member. Mr. Kamin serves as chairman.

(2)	Compensation committee member, Mr. Black serves as chairman.

(3)	Audit committee member. Mr. Golding serves as chairman.

Fred S. Zeidman has been a director since 1997. He was named chairman of the board of directors on June 3, 2002 and served as the Company’s interim president and chief executive officer from October 5, 2004 until December 15, 2004. He also served as interim chief executive officer from November 6, 2002 to December 6, 2002. Since July 9, 2004, he has been a Senior Director of Governmental Affairs of Greenberg Traurig, LLP and lobbies on behalf of that firm’s clients. Mr. Zeidman also currently serves as a director of First Prosperity Bank and as Chairman of the United States Holocaust Memorial Council in Washington, D.C. Mr. Zeidman was a director of InterSystems, Inc. from July 1993 through October 2000. He served as president of Interpak Terminals, Inc., a wholly-owned subsidiary of Helm Capital Group, Inc., engaged in the packaging and distribution of thermoplastic resins, from July 1993 until its sale in July 1997. Mr. Zeidman has a B.S. degree in finance from Washington University and an M.B.A. from New York University.

C. Robert Black has been a director since July 2, 2004. Mr. Black is the current chairman of the board of Texas Tech University System Board of Regents. Mr. Black had over 40 years of service with Texaco Inc. (“Texaco”). He served Texaco in various executive positions culminating in his appointment in 1998 as senior vice president in the office of the chairman, where he had responsibilities for developing and managing Texaco’s relationship with industry on a worldwide basis as well as building relationships in regions where Texaco is active. In addition he had oversight responsibility for Texaco’s Technology Division along with Corporate Reserves Audit Group and served as corporate compliance officer. Mr. Black received a B. S. degree in petroleum engineering from Texas Tech University. Texas Tech awarded him the Distinguished Alumni Award in 1979 and the Distinguished Engineer Award in 1980.

Kevin S. Flannery has been a director since December 15, 2004. Since January 2003, Mr. Flannery has been Chairman of the Board and Chief Executive Officer of RoweCom, Inc., since April 2002, Chairman of the Board of Telespectrum Worldwide Inc. and since 1992, President and Chief Executive Officer of Whelan Financial Corporation. Mr. Flannery also currently serves as a director of Sheffield Steel Corporation, Texas Petrochemical LLC, Darling International, Inc., Dan River, Inc. and Centis Inc. He also serves as a member of the New York Stock Exchange Allocation Committee and as chairman of the Shareholders’ Committee of Tesoro Petroleum, Inc. Mr. Flannery received a B.S. degree in economics from Columbia University.

Jay H. Golding has been a director since December 15, 2004. Mr. Golding currently serves as President of Port Chester Industries, a privately held merchant banking entity. He is an advisory director of Texas Capital Bank, Inc. Mr. Golding serves on the board of the Houston Jewish Community Foundation as well as other non-profit organizations. Mr. Golding has a B.S. degree in finance from Lehigh University and a Masters of Business Administration from New York University.

Peter H. Kamin has been a director since March 1, 2006. He is a founding member and Managing Partner of ValueAct Capital. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment, L.P. (“Peak”) for eight years, a limited partnership organized to make investments in a limited number of domestic public companies. Prior to founding Peak, Mr. Kamin was a Partner with Morningside, N.A., Ltd., the U.S. private equity operation for a wealthy Hong Kong-based family. Mr. Kamin began his investment career in 1984 at Fidelity Management and Research, where he was an Assistant Portfolio Manager and an equity analyst covering both the specialty chemical and special situation areas. Mr. Kamin served as chairman and a director of Insurance Auto Auctions, Inc., and is a former director of LeCroy Corp., OneSource Information Services, Inc., Data Transmission Network Corp., Acme United Corp., Hi-Port Industries, and numerous private companies. He has a B.A. from Tufts University and an M.B.A. from Harvard Business School.

Robert D. Monson was named president and chief executive officer and director on December 15, 2004. He previously served as the Company’s chief financial officer from May 10, 2004 until December 15, 2004 and served as secretary from August 31, 2004 until December 15, 2004. Mr. Monson has over 20 years of experience in the oil and gas industry, including over four years in the international seismic industry. Prior to joining the Company, he served in various financial capacities with Schlumberger Limited, a New York Stock Exchange, Inc. listed company, since 1985. Most recently, Mr. Monson served as business segment chief financial officer for Schlumberger Well Services and the worldwide controller for Oilfield Technology Centers. Prior to this he served as worldwide director of human resources for financial personnel of Schlumberger Limited. From 1998 to 2000 he served as chief financial officer of Schlumberger Oilfield Services-UK. From 1985 to 1998 he served as either treasurer or controller to other Schlumberger entities, including assignments in the New York headquarters and various international locations. Mr. Monson received a B.S. degree in accounting from the University of Minnesota.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

Board of Directors

During 2005, the Board of Directors consisted of Messrs. Zeidman, Black, Flannery, Golding, Holmes, Monson and Mouquin. In addition, Robert Kelley served on the Board until his resignation in June 2005 and J. D. Williams served on the Board until his resignation effective March 1, 2006. Effective March 1, 2006, Messrs. Kamin and Spivy were elected by the directors to fill vacancies on the Board.

The Board of Directors has determined that the following members of the Board are independent within the meaning of NASD Rule 4200(a)(15): C. Robert Black, Kevin S. Flannery, Jay H. Golding, Ned S. Holmes, Peter H. Kamin, Charles H. Mouquin and Gregory P. Spivy. The Board has further determined that all current members of the Audit Committee are independent within the meaning of NASD Rule 4350(d)(2) and Rule 10A-3(b)(1) under the Securities and Exchange Act of 1934, as amended, and that Mr. Golding qualifies as an audit committee financial expert, within the meaning of Item 401(h)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

Committees and Meetings

The Board has an audit committee (the “Audit Committee”), corporate governance and nominating committee (the “Nominating Committee”) and compensation committee (the “Compensation Committee”). Each committee operates under a written charter and each of the charters is available on the Company’s website at www.seitel-inc.com. The Charter of the Audit Committee was Appendix A to the proxy statement for our 2005 Annual Meeting of Stockholders.

During 2005, the Board of Directors met or held telephonic meetings a total of eight times. The Audit Committee met four times, the Nominating Committee met four times and the Compensation Committee met seven times. Each of the directors attended at least 75% of the total number of meetings of the Board and the committees on which he served during 2005.

Director Compensation

Non-employee directors of the Board of Directors are paid an annual fee of $30,000, and during 2005, restricted stock awards valued at $20,000. Beginning in 2006, the annual restricted stock awards consist of 25,000 shares for each non-employee director. In addition, directors receive $1,500 for each Board meeting and committee meeting attended in person, and $500 for each Board meeting and committee meeting attended by telephone conference. The chairman of the board is paid $100,000 per year and annual fees are paid to each committee chairman as follows: Audit Committee, $15,000; Compensation Committee, $10,000; and Nominating Committee $7,500. Directors who are also employees receive no fees for their service as directors. All directors are entitled to reimbursement for their reasonable out-of-pocket expenditures.

During 2005, Messrs. Black, Flannery, Golding, Holmes, Kelley, Mouquin, Williams and Zeidman were each granted 16,129 shares of restricted stock as part of their 2005 annual director compensation. Such restricted stock vests on the earlier of January 3, 2008, or the death, disability or termination of the director, or on the date immediately preceding a change of control. Upon Mr. Kelley’s resignation from the Board in June 2005, the Compensation Committee of the Board waived forfeiture on 15,757 of the 23,821 unvested restricted shares of the Company’s common stock previously awarded to Mr. Kelley in 2004 and 2005. Upon Mr. William’s resignation from the Board in March 2006, the Board waived forfeiture on all of the 48,821 unvested restricted shares of the Company’s common stock previously awarded to Mr. Williams in 2004, 2005 and 2006.

Audit Committee

The Audit Committee members are currently Messrs. Black, Golding and Mouquin. All of the members of the Audit Committee are independent within the meaning of applicable rules of the NASD and SEC, and Mr. Golding qualifies as an audit committee financial expert, within the meaning of Regulation S-K promulgated by the SEC.

The Audit Committee assists the Board in monitoring the integrity of the Company’s consolidated financial statements. Additionally, the Audit Committee has sole responsibility and authority for the appointment, compensation, retention and oversight of the independent auditors, and evaluates the independence of the independent accountants. The Audit Committee reviews the scope and results of the audit engagement with the independent auditors; reviews and discusses with management and the independent auditors, the financial statements and other financial disclosures in the Company’s reports to the SEC; and pre-approves any audit and non-audit services to be performed by the independent auditors. The Audit Committee also monitors and oversees the Company’s accounting, auditing, and financial reporting processes; the adequacy of its system of internal accounting and financial controls; and compliance with applicable laws and with the Company’s Code of Ethics and Business Conduct. The Audit Committee may hire independent counsel and other advisors, if it deems it necessary. The Audit Committee also has the responsibility to establish procedures for complaints from Company employees regarding accounting, internal accounting controls or auditing. Finally, the Audit Committee reviews on an ongoing basis all related party transactions for potential conflict of interest situations.

Compensation Committee

The Compensation Committee members are Messrs. Black, Flannery, Holmes and Spivy. Each of the members of the Compensation Committee is independent within the meaning of applicable rules of the NASD. The Compensation Committee is responsible for evaluating the performance of, and determining salaries and other compensation arrangements for executive officers of the Company; reviewing employee compensation policies, plans and programs prepared by management, as well as administering and making awards under the Company’s compensation plans; and monitoring and making recommendations to the Board with respect to such compensation plans.

Corporate Governance and Nominating Committee

The Nominating Committee members are Messrs. Flannery, Holmes, Mouquin and Kamin. Each of the members of the Nominating Committee is considered independent within the meaning of applicable rules of the NASD. The Nominating Committee evaluates candidates for membership on the Board and makes recommendations to the Board regarding candidates; makes recommendations with respect to the composition of the Board and the committees thereof; oversees management continuity planning processes; recommends corporate governance principles applicable to the Company; and oversees the annual evaluation of the performance of the Board and each Committee.

Identifying Candidates

The Nominating Committee’s methods for identifying candidates for election to the Board (other than those proposed by the Company’s stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources, such as members of the Board, the Company’s management and individuals personally known to the members of the Board. In evaluating candidates for membership on the Board, the Nominating Committee considers several criteria, including personal qualities and characteristics, accomplishments and reputation in the business community; current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics.

The Nominating Committee has no specific, minimum qualifications for director candidates. To comply with the Company’s certificate of incorporation, a majority of Board members must qualify as independent members and at least one Board member must qualify as an expert in financial matters within the meaning of the rules of the NASD. The Nominating Committee will consider all candidates identified through the processes described in this proxy statement, and will evaluate each of them, including incumbents, based on the same criteria.

Stockholder Recommendations

It is the policy of the Nominating Committee that any stockholder may recommend to the Nominating Committee persons (the “Designees”) for election to the Board of Directors. In connection with the annual election of directors in 2005, 2006 and 2007, if a stockholder holds in excess of ten percent of the Company’s outstanding common stock, that stockholder is entitled to recommend up to three Designees depending on the stockholder’s percentage ownership. Subject to the Nominating Committee’s evaluation, it will recommend to the full Board of Directors such Designees for annual election, as follows:

Recommending Stockholder’s Percentage Ownership of Outstanding Common Stock	Number of Designee(s)(1)
30% or more	up to three

more than 20%	up to two

more than 10%	one

(1)	Subject to reduction to reflect the members of the Board, if any, previously designated by such stockholder and still serving on the Board.

Any stockholder wishing to recommend a candidate for director should submit the recommendation in writing to the Secretary of the Company no later than 120 days prior to the date the proxy statement was mailed for the prior year’s annual meeting of stockholders and comply with the procedures set forth in Section 3.3 of the Company’s Bylaws. In general, the written notice should include the name and address of the stockholder recommending the candidate, a representation as to whether or not such stockholder has solicited or intends to solicit proxies in support of the candidate, a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended as a potential director, such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current rules of the SEC, and the candidate’s written consent to be named as a nominee and to serve as a director of the Company. The Nominating Committee will consider all candidates recommended by any stockholder who complies with these procedures.

Director Attendance at Annual Meeting

The Board’s policy regarding director attendance at annual meetings of stockholders is that they are welcome to attend, and that the Company will make all appropriate arrangements for directors who choose to attend. All of the directors then serving on the Board attended the 2005 Annual Meeting of Stockholders and it is anticipated that all of the current directors will attend the Meeting.

Communicating with the Board of Directors

Any stockholders who desire to contact the Board or specific members of the Board may do so by writing to: Board of Directors, Seitel, Inc., 10811 S. Westview Circle Drive, Building C, Suite 100, Houston, Texas 77043, Attention: Secretary. The Secretary of the Company will then forward the communication to the full Board or specific members of the Board, as applicable.

Code of Ethics

The Board has adopted a Code of Ethics and Business Conduct that applies to all of our employees, as well as each member of the Board of Directors. The Code of Ethics and Business Conduct is available on the Company’s website at www.seitel-inc.com. Amendments to, or waivers from, the Code of Ethics and Business Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) will be posted on the Company’s website.

EXECUTIVE OFFICERS

The Company’s executive officers who are not also directors are as follows:

Name	Age	Position with the Company
Kevin P. Callaghan	53	Chief Operating Officer and Executive Vice President

William J. Restrepo	46	Chief Financial Officer, Executive Vice President and Secretary

Marcia H. Kendrick	45	Chief Accounting Officer, Senior Vice President and Treasurer

Robert J. Simon	50	President—Seitel Data, Ltd.

Garis C. Smith	56	President—Olympic Seismic Ltd.

Kevin P. Callaghan has been chief operating officer and executive vice president of Seitel since June 2002. Prior to this date, Mr. Callaghan had been senior vice president of Seitel Data, Ltd. since January 1998. He was president of Olympic Seismic Ltd., a wholly-owned subsidiary of the Company, from June 2002 until December 2004, interim president of Olympic Seismic Ltd. from July 2001 until June 2002 and vice president of Olympic Seismic Ltd. from January 2001 until July 2001. Mr. Callaghan joined Seitel in August 1995 as vice president of onshore operations of Seitel Data, Ltd. From June 2000 until December 2002, he served as an outside director of Aeroscan International Inc., a privately held Canadian company previously engaged in digital imaging services.

William Restrepo joined Seitel in July 2005 as chief financial officer, executive vice president and secretary. From 1985 to 2005 Mr. Restrepo held various financial and operational positions at Schlumberger Limited (“Schlumberger”), including regional vice president and general manager, corporate treasurer, and other senior financial executive and controller positions with international posts in Europe, South America and Asia. His last position at Schlumberger was chief financial executive for the North and South America area.

Marcia H. Kendrick, CPA, was named senior vice president in September 2001. Ms. Kendrick has been chief accounting officer and assistant secretary since August 1993. She also served as our interim chief financial officer from December 2004 to July 2005 and from June 2002 to May 2004. Prior to joining Seitel in 1993, she was employed by Arthur Andersen LLP, where her last position was director of finance and administration.

Robert J. Simon was named president of Seitel Data, Ltd. in June 2002. He joined Seitel in September 1984 as a marketing representative. In August 1985, he was promoted to regional sales manager. In 1987, Mr. Simon was promoted to vice president of marketing and in 1992 to senior vice president. In 1996, Mr. Simon was promoted to executive vice president, where he served until becoming president of Seitel Data, Ltd.

Garis C. Smith joined Seitel in June 2004 as division manager of Olympic Seismic Ltd. and was named President of Olympic Seismic Ltd. in December 2004. Mr. Smith has over 20 years of experience in the oil and gas industry and eight years in the IT managed services and outsourcing sector. Prior to joining Seitel, he held various executive positions with subsidiaries of Getronics NV, an Amsterdam based global IT company, from 1995 to 2004. Mr. Smith served as Director of Dell Global Alliance from February 2002 to March 2004; President and General Manger, Caribbean Region, of Wang Global, from August 1999 to February 2002; and President and General Manger, Columbia and Venezuela, of I-Net from October 1995 to August 1999. From 1973 to 1995, Mr. Smith held various positions with various seismic and data processing companies, including Digicon Geophysical Corp., Seismograph Service Corporation and Geosource, Inc.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information with respect to the beneficial ownership of the Company’s common stock by: (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of common stock; (ii) each executive officer of the Company; (iii) each director of the Company; and (iv) all current directors and executive officers as a group. Unless otherwise noted, the beneficial ownership information is as of April 3, 2006.

Name and Address of Owner(1)	Shares Beneficially Owned		Percent of Ownership
VA Partners, LLC	66,238,914	(2)	39.0%
435 Pacific Avenue, Fourth Floor
San Francisco, CA 94133
Peter H. Kamin	66,238,914	(2)(3)	39.0%
Third Point, L.L.C.	8,000,000	(4)	5.2%
360 Madison Avenue, 24th Floor
New York, NY 10017
Robert D. Monson	1,392,169		*
Kevin P. Callaghan	612,013		*
Robert J. Simon	422,426		*
William J. Restrepo	271,587		*
Charles H. Mouquin	257,713		*
Marcia H. Kendrick	225,317		*
Garis C. Smith	203,334		*
Jay H. Golding	151,129		*
Fred S. Zeidman	150,329	(5)	*
Ned S. Holmes	58,821		*
Kevin S. Flannery	56,129		*
C. Robert Black	48,821		*
Gregory P. Spivy	—		*
All executive officers and directors as a group (14 persons)	70,088,702	(6)	41.2%

*	Less than one percent

(1)	Except as otherwise noted, the address for all persons is 10811 South Westview Circle Drive, Building C, Suite 100, Houston, Texas 77043, and each named holder has, to the best of the Company’s knowledge, sole voting and investment power with respect to the shares indicated. The holdings of the directors and executive officers include restricted stock.

(2)	Information with respect to the beneficial ownership of VA Partners, LLC (“VA Partners”) is derived from a Schedule 13D/A, dated March 2, 2006, filed jointly by ValueAct Capital Master Fund, L.P. (“ValueAct Master Fund”), ValueAct Capital Partners Co-Investors, L.P. (“ValueAct Co-Investors”), VA Partners, ValueAct Capital Management, L.P. (“ValueAct Management, L.P.”), ValueAct Capital Management, LLC (“ValueAct Management, LLC”), Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin (“Managing Members”). ValueAct Master Fund is the beneficial owner of 65,856,616 shares of common stock (including warrants to purchase 15,037,568 shares of common stock at $.72 per share), representing approximately 38.8% of the shares outstanding. ValueAct Co-Investors is the beneficial owner of 382,298 shares of common stock, representing less than 1% of the shares outstanding.

Shares reported as beneficially owned by ValueAct Master Fund and ValueAct Co-Investors and may be deemed to be beneficially owned by (i) VA Partners, as General Partner of ValueAct Master Fund and ValueAct Co-Investors, (ii) ValueAct Management, L.P. as the manager of ValueAct Master Fund and

ValueAct Co-Investors and (iii) ValueAct Management, LLC as General Partner of ValueAct Management, L.P. and (iv) Jeffrey W. Ubben, Peter H. Kamin and George F. Hamel, Jr. as Managing Members of VA Partners, and ValueAct Management, LLC. As such, VA Partners, ValueAct Management, L.P., ValueAct Management, LLC, Jeffrey W. Ubben, George F. Hamel, Jr. and Peter H. Kamin may be deemed the beneficial owners of an aggregate of 66,238,914 shares of common stock (including warrants to purchase 15,037,568 shares of common stock at $.72 per share), representing 39.0% of the shares outstanding. The persons disclaim beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

(3)	Peter H. Kamin may be deemed a beneficial owner of the shares as a Managing Member of VA Partners and ValueAct Management, LLC.

(4)	Information with respect to the beneficial ownership of Third Point, L.L.C. (“Third Point”) is derived in part from a Schedule 13D, dated October 13, 2004, filed jointly by Third Point and Daniel S. Loeb, the managing member of Third Point. Third Point is the investment manager or advisor to a variety of hedge funds and managed accounts (the “Funds”). The Funds directly own the 8,000,000 shares of common stock reported as beneficially owned by Third Point. Third Point and Mr. Loeb share voting and dispositive power over such shares.

(5)	Includes 100,000 shares which may be acquired from the Company within 60 days upon exercise of options at an exercise price of $1.30.

(6)	Includes 15,137,568 shares which may be acquired from the Company within 60 days upon exercise of options and warrants at exercise prices ranging from $.72 to $1.30.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company was not involved in any transactions during 2005 which would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the chief executive officer of the Company in 2005, and each of the executive officers of the Company other than the Chief Executive Officer serving at the end of the year (collectively, the “Named Executive Officers”) for the years indicated.

Name and Principal Position	Year	Annual Compensation					Long-Term Compensation	Other Compensation ($)
		Salary ($)	Bonus ($)		Other Annual Compensation		Restricted Stock Awards(1)(2)
Robert D. Monson	2005	$400,000	$792,000		—		$1,230,464	$4,572	(4)
Chief Executive Officer	2004	$182,042	—		—		$1,100,000	$878
and President

Kevin P. Callaghan	2005	$330,000	$435,600		—		$1,089,837	$4,572	(4)
Chief Operating Officer	2004	$82,800	—		$1,109,812	(3)	—	$4,000
and Executive Vice President	2003	$82,200	—		$1,099,139	(3)	—	$3,500

Robert J. Simon	2005	$260,000	$343,200		—		$793,026	$4,572	(4)
President—Seitel Data, Ltd.	2004	$159,000	—		$1,253,899	(3)	—	$3,000
	2003	$158,400	—		$1,189,848	(3)	—	$3,000

William J. Restrepo Chief Financial Officer, Executive Vice President and Secretary	2005	$104,615	$115,077		—		$474,774	$23	(4)

Marcia H. Kendrick	2005	$200,000	$110,000		—		$316,386	$3,558	(4)
Chief Accounting Officer,	2004	$242,200	$48,440		—		—	$3,250
Senior Vice President	2003	$242,200	$25,000		—		—	$3,000
and Treasurer

Garis C. Smith(5) President—Olympic Seismic, Ltd.	2005	$198,118	$276,620	(6)	—		$292,376	$3,016	(4)

(1)	Restricted stock awards include restricted stock shares that were granted in 2006 with respect to the 2005 fiscal year to each of the Named Executive Officers as follows (value based on date of grant):

•	Mr. Monson—480,335 shares valued at $1,230,464;

•	Mr. Callaghan—168,619 shares valued at $435,037;

•	Mr. Simon—132,851 shares valued at $342,756;

•	Mr. Restrepo—61,587 shares valued at $148,374;

•	Ms. Kendrick—35,483 shares valued at $91,546; and

•	Mr. Smith—33,921 valued at $87,516.

(2)	Following is the aggregate number of shares of unvested restricted stock and their value as of December 31, 2005, for each of the Named Executive Officers:

•	Mr. Monson, 666,667 shares valued at $1,393,334;

•	Mr. Callaghan, 440,000 shares valued at $919,600;

•	Mr. Simon, 321,000 shares valued at $670,890;

•	Mr. Restrepo, 210,000 shares valued at $438,900;

•	Ms. Kendrick, 156,000 shares valued at $326,040 and

•	Mr. Smith, 146,000 shares valued at $305,140.

The shares and values indicated above do not include the restricted stock shares that were issued in 2006 as detailed in note (1).

Although no dividends are expected to be paid, the Named Executive Officers are entitled to receive dividends declared on their shares of restricted stock. All restricted stock granted to the Named Executive Officers vests one-third one year from date of grant, an additional one-third two years from date of grant and the remaining one-third three years from date of grant.

(3)	Represents commissions based on sales.

(4)	Includes amounts contributed by Seitel to its deferred contribution plans on behalf of such Named Executive Officers as discretionary and matching contributions of $4,500 for Messrs. Monson, Callaghan and Simon, $3,500 for Ms. Kendrick and $2,786 for Mr. Smith. Also includes insurance premiums paid by Seitel with respect to life insurance for the Named Executive Officers of $72 for Messrs. Monson, Callaghan and Simon, $23 for Mr. Restrepo, $58 for Ms. Kendrick and $230 for Mr. Smith.

(5)	Amounts paid to Mr. Smith in Canadian dollars have been translated to U.S. dollars using an average exchange rate of 1.2114 for 2005.

(6)	Includes 54,613 shares of common stock issued in 2005 and 2006 (with respect to the 2005 fiscal year) at the value on the grant dates of $107,942.

Employment Agreements

Robert D. Monson

On December 15, 2004, the Company entered into an employment agreement with Robert D. Monson, as the Company’s president and chief executive officer for an initial term of two years with an automatic annual extension unless either party gives notice of an election not to extend the term. This agreement was amended and restated on March 22, 2005 and October 19, 2005. The agreement provides that Mr. Monson shall be paid an initial annual base salary of $400,000, subject to increase by the Board or Compensation Committee, and, beginning in calendar year 2005, an annual cash bonus of up to 180% of his base salary under the Company’s annual incentive plan, which is subject to the goals, terms and conditions established by the Board or the Compensation Committee.

Beginning in 2005, Mr. Monson shall receive annual awards of stock options or other equity-based compensation under the Seitel, Inc. 2004 Stock Option Plan (the “Stock Option Plan”) in an amount equal to 90% of his base salary. Additionally, if Mr. Monson meets the goals, terms and conditions to receive a cash bonus, he shall receive an additional award of stock options or other equity-based awards for such calendar year (to be issued under the Stock Option Plan) in an amount equal to 90% of the cash bonus. For calendar year 2005, Mr. Monson’s equity based awards totaled 796,335 shares of restricted stock of which 316,000 restricted shares were issued in 2004 as a prepayment (discussed below) and 480,335 restricted shares were issued in 2006.

As contemplated in his agreement, on December 15, 2004, Mr. Monson was granted 1,000,000 shares of the Company’s common stock as restricted stock (the “Restricted Stock Grant”) under the Stock Option Plan. One-third of the Restricted Stock Grant vested on December 15, 2005, 66.6% will be vested on December 15, 2006, and 100%

will be vested on December 15, 2007. A portion of the Restricted Stock Grant represented Mr. Monson’s 2004 equity-based award (684,000 shares). The remaining portion of the Restricted Stock Grant was a prepayment of his 2005 equity-based compensation award (316,000 shares) and reduced his 2005 award.

Upon termination by the Company without cause (as defined in his agreement), or resignation by Mr. Monson for good reason (as defined in his agreement) prior to a change in control, he will receive 3.8 times his base salary payable in a lump sum. If Mr. Monson is terminated on account of disability, the amount of his base salary and cash target bonus that would have been payable through the earlier of the end of the term of employment under his agreement or one year, reduced by any disability insurance payments payable from a Company sponsored plan will be payable in a lump sum. If the Company elects not to extend the term of Mr. Monson’s agreement, he will receive 1.9 times his base salary payable in a lump sum. In the event Mr. Monson’s employment is terminated without cause, voluntarily or involuntarily, after a change in control, he will receive 5.7 times his base salary payable in a lump sum. If Mr. Monson terminates for any reason other than for cause or voluntary resignation (except for voluntary resignation following a change in control), he will receive his unpaid cash bonus, if any, earned and accrued with respect to the preceding year. Under Mr. Monson’s restricted stock agreements, his restricted stock shall be 100% vested upon his death or disability, his resignation for good reason, the Company’s election not to extend the agreement’s term or to terminate him without cause, and on the date preceding a change of control.

If Mr. Monson receives an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which is subject to excise taxes, the Company will reimburse all such excise taxes payable by him plus all additional excise taxes and income taxes related to the reimbursement.

For purposes of Messrs. Monson, Callaghan and Restrepo’s agreements, a “change in control” includes: (i) the acquisition by any person, other than the Company or its affiliates, of 50% or more of the combined voting power of the Company; (ii) the replacement of a majority of the directors under certain circumstances during a two-year period; and (iii) the consummation of certain mergers or approval of a plan for the sale or disposition of substantially all of the assets of the Company.

Kevin P. Callaghan

On March 24, 2005, the Company entered into an employment agreement with Kevin P. Callaghan as the Company’s chief operating officer for an initial term of two years with an automatic annual extension unless either party gives notice of an election not to extend the term. The agreement was amended and restated on October 19, 2005. The agreement provides that Mr. Callaghan shall be paid an initial annual base salary of $330,000, subject to increase by the Board or Compensation Committee, and an annual cash bonus up to 120% of his base salary under the Company’s annual incentive plan, which is subject to the goals and terms and conditions established by the Board or the Compensation Committee.

Mr. Callaghan shall receive annual awards of stock options or other equity-based compensation under the Stock Option Plan in an amount equal to 60% of his base salary. Notwithstanding this provision, for calendar year 2005, Mr. Callaghan’s equity-based award was set at an amount equal to 160,000 shares of the Company’s common stock as restricted stock under the Stock Option Plan (the “Restricted Stock”). Additionally, if Mr. Callaghan meets the goals, terms and conditions to receive a cash bonus, he shall receive an additional award of stock options or other equity-based awards for such calendar year (to be issued under the Stock Option Plan) in an amount equal to 60% of the cash bonus. The Company granted the Restricted Stock on March 24, 2005. The Restricted Stock vested as to 33.3% of such shares on March 24, 2006, an additional 33.3% of such shares shall vest on March 24, 2007, and Mr. Callaghan shall be 100% vested in such shares on March 24, 2008.

Upon termination by the Company without cause (as defined in his agreement), or resignation by Mr. Callaghan for good reason (as defined in his agreement) prior to a change in control, he will receive two times his annual base salary payable in a lump sum. If Mr. Callaghan is terminated on account of disability, the amount of his base salary and cash bonus that would have been payable through the earlier of the end of the term of employment under his agreement or one year, reduced by any disability insurance payments payable from a Company sponsored plan will be payable in a lump sum. If the Company elects not to extend the term of Mr. Callaghan’s agreement, he will receive one times his base salary payable in a lump sum. In the event Mr. Callaghan’s employment is terminated without cause, voluntarily or involuntarily, after a change in control, he will receive two times his base salary payable in a lump sum. If Mr. Callaghan terminates for any reason other than for cause or voluntary resignation (except for voluntary resignation following a change in control), he will receive his unpaid cash bonus, if any, earned and accrued with respect to the preceding year. Under Mr. Callaghan’s restricted stock agreements, his restricted stock shall be 100% vested upon his death or disability, his resignation for good reason, the Company’s election not to extend the agreement’s term or to terminate him without cause, and on the date immediately preceding a change in control.

Mr. Callaghan’s payments and continuation of benefits are subject to reduction if all or any portion of the amount of any payment or continuation of benefits would not be deductible for federal income tax purposes by the Company under Section 280G and related regulations of the Code.

William J. Restrepo

On July 25, 2005, the Company entered into an employment agreement with William J. Restrepo as the Company’s chief financial officer for an initial term of two years with an automatic annual extension unless either party gives notice of an election not to extend the term. The agreement was amended and restated on October 19, 2005. The agreement provides that Mr. Restrepo shall be paid an initial annual base salary of $240,000, subject to increase by the Board or Compensation Committee, and an annual cash bonus up to 100% of his base salary under the Company’s annual incentive plan, which is subject to the goals and terms and conditions established by the Board or the Compensation Committee.

As an inducement to join the Company, Mr. Restrepo was granted 90,000 shares of restricted stock (the “Inducement Restricted Stock”) on July 25, 2005. The Inducement Restricted Stock vests as to 33.3% of such shares on July 25, 2006, an additional 33.3% of such shares on July 25, 2007, and Mr. Restrepo shall be 100% vested in such shares on July 25, 2008.

Mr. Restrepo shall receive annual awards of stock options or other equity-based compensation under the Stock Option Plan in an amount equal to 50% of his base salary. Additionally, if Mr. Restrepo meets the goals, terms and conditions to receive a cash bonus, he shall receive an additional award of stock options or other equity-based awards for such calendar year (to be issued under the Stock Option Plan) in an amount equal to 50% of the cash bonus.

Upon termination by the Company without cause (as defined in his agreement), or resignation by Mr. Restrepo for good reason (as defined in his agreement) prior to a change in control, he will receive two times his annual base salary payable in a lump sum. If Mr. Restrepo is terminated on account of disability, the amount of his base salary and cash bonus that would have been payable through the earlier of the end of the term of employment under his agreement or one year, reduced by any disability insurance payments payable from a Company sponsored plan will be payable in a lump sum. If the Company elects not to extend the term of Mr. Restrepo’s agreement, he will receive one times his base salary payable in a lump sum. In the event Mr. Restrepo’s employment is terminated without cause, voluntarily or involuntarily, after a change in control, he will receive two times his base salary payable in a lump sum. If Mr. Restrepo terminates for any reason other than for cause or voluntary resignation (except for voluntary resignation following a change in control), he will receive his unpaid cash bonus, if any, earned and accrued with respect to the preceding year. Under Mr. Restrepo’s restricted stock agreements, his restricted stock shall be 100% vested upon his death or disability, his resignation for good reason, the Company’s election not to extend the agreement’s term or to terminate him without cause, and on the date immediately preceding a change in control.

Mr. Restrepo’s payments and continuation of benefits are subject to reduction if all or any portion of the amount of any payment or continuation of benefits would not be deductible for federal income tax purposes by the Company under Section 280G and related regulations of the Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) administers the Company’s compensation program for its executive officers. The Company’s executive officers are those persons whose job responsibilities include policy-making authority for the Company. The Committee’s role is to oversee the Company’s compensation plans and policies, evaluate the performance of and determine salaries and all other compensation for executive officers, and administer the Company’s equity incentive plans. The Committee’s charter reflects these various responsibilities, and is available on the Company’s website at www.seitel-inc.com.

The Committee’s general philosophy is that executive compensation should attract and retain the most highly qualified executives and provide incentives to create stockholder value. Executive compensation is calculated to provide both significant risk and opportunity for reward based on Company performance. The Committee believes that total cash compensation should vary with the Company’s performance in achieving financial objectives, and that incentive equity compensation should be closely aligned with the stockholders’ interests.

Determining Executive Compensation

The Committee’s review of the Company’s executive compensation includes an analysis, for each of the Company’s executives, of all elements of compensation consisting of base salary, performance based cash bonuses and equity awards, and health and welfare benefits. Based on a survey completed in late 2004 and assessment of compensation programs and levels for the executive officers, the Committee adopted an executive incentive plan that includes the payment of performance based cash bonuses and equity awards under the 2004 Stock Option Plan. This plan was implemented in 2005 and, based on the Committee’s follow up assessment, the incentive plan will continue without material change in 2006.

The incentive plan provides for a cash bonus for each executive based on a percentage of the executive’s base salary, with the opportunity to earn 0% to 200% of the target cash bonus depending on the Company’s financial performance. The cash bonuses are subject to increase or decrease up to 50% in the discretion of the Committee. Cash margin, net of interest expense (80% weight) and client pre-funding percentage (20% weight) are the financial performance measures under the incentive plan (the “Financial Performance Measurements”). The 2005 cash bonus targets, as a percentage of base salary, for the Company’s executive officers were 90% for Mr. Monson, 60% for Messrs. Callaghan and Simon, 50% for Mr. Restrepo, 45% for Mr. Smith and 25% for Ms. Kendrick. The incentive plan includes two categories of equity awards. The first category is a guaranteed award (“Key Executive Award(s)”). In 2005, Messrs. Monson, Callaghan, Simon, and Restrepo, and Ms. Kendrick received Key Executive Awards, which were made in shares of restricted stock valued at the executive’s target percentage multiplied by the executive’s base salary. All executive officers earned the second category of equity awards (“Performance Equity Awards”), which were made in shares of restricted stock, except for Mr. Smith who received 40% of his Performance Equity Award in unrestricted shares of common stock and 60% in restricted stock. The 2005 Performance Equity Awards are made in a dollar amount equal to the executive’s achieved target percentage multiplied by the executive’s cash bonus amount. The Performance Equity Awards are subject to increase or decrease of up to 50% in the discretion of the Committee.

Base salary and Key Executive Awards are the fixed portion of executive compensation. Salary levels reflect a combination of factors including competitive pay levels, the executive’s experience, and the Company’s overall annual budget for merit increases, as well as the executive’s individual performance. The Key Executive Awards of restricted stock vest 33% each year over a three year period.

Cash bonuses and Performance Equity Awards reward the executives for the Company’s achievement of the Financial Performance Measurement goals established by the Committee. Each executive officer may achieve a bonus equal to the target percentage of their base salary if the goals are met. This percentage generally increases with the executive’s level of responsibility. The incentive plan allows for a doubling of the bonus if the maximum target levels are achieved.

Upon evaluation of 2005 performance against the Financial Performance Measurement Goals established in early 2005, the Committee exercised its discretion to increase performance-based payments ten percent above what would have resulted from the incentive plan formulas. The increase was based on the Company significantly exceeding the maximum goal levels for cash margin. In addition, the Committee increased base salaries by 5% for the executive officers, effective January 1, 2006.

Like all other full-time employees, other elements of executive compensation in 2005 included health, life and disability insurance, and participation in the Company’s 401(k) Plan. These elements remained unchanged when compared to 2004.

Discretionary Restricted Stock Awards

In addition to the executive incentive plan described above, the Committee may grant discretionary restricted stock awards to executive officers. The Committee determines, based in part on the recommendation of the CEO (other than with respect to the CEO), the amount of restricted stock to be granted. The Committee’s determination of restricted stock awards in 2005, took into consideration past grants to executive officers, compensation level, contributions to the Company during the year, and potential for contributions in the future. In 2005, discretionary restricted stock awards were granted to Kevin Callaghan, William Restrepo, Robert Simon, Marcia Kendrick and Garis Smith in share amounts of 280,000, 120,000, 195,000, 120,000 and 146,000, respectively. Mr. Smith was granted 32,000 shares of common stock of the Company in 2005 in addition to the restricted shares of stock he was granted.

Chief Executive Officer Compensation

On December 15, 2004, Mr. Monson was appointed president and chief executive officer and entered into an employment agreement with the Company. Under the terms of that employment agreement, his 2005 base salary was $400,000, and has been increased to $420,000 for 2006. In 2005, under the executive incentive plan, Mr. Monson earned a cash bonus of $792,000 and a Performance Equity Award of 459,870 shares of restricted stock based on the Company exceeding maximum performance goals as described above (see “- Determining Executive Compensation”), and his Key Executive Award was 336,465 shares of restricted stock, 316,000 of which were prepaid in 2004.

In determining Mr. Monson’s compensation as president and chief executive officer, the Committee considered national surveys, a survey of other companies in the oil field service sector of generally comparable size to the Company (the “Compensation Peer Group”), and performance judgments as to the past and expected future contributions of Mr. Monson. The Committee believes his total compensation is comparable to executives of similar status in the Compensation Peer Group and is targeted to be in the mid-range of the marketplace. The Committee’s conclusion is that, in the aggregate, Mr. Monson’s total compensation, mix of components, and payouts under potential severance and change-in-control scenarios is reasonable and not excessive.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury regulations, no tax deduction is allowed for compensation paid during a taxable year in excess of $1 million paid to the named executive officers. There are exceptions to this limitation in the context of performance-based compensation; however, it may not be possible in all cases to satisfy the requirements of the exceptions. The Committee will comply with the provisions of Code Section 162(m), when doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of the Company. In 2005, approximately $900,000 of Mr. Monson’s total compensation was not deductible under Code Section 162(m).

THE COMPENSATION COMMITTEE

C. Robert Black, Chairman

Kevin S. Flannery

Ned S. Holmes

Gregory P. Spivy

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph illustrates the yearly percentage change in the cumulative total stockholder return on the Company’s common stock, compared with the cumulative total return on the Russell 2000 Index and on the Company’s peer group consisting of members of the Oil Service Index (“Peer Group”) for the five years ended December 31, 2005. In all cases the cumulative total return assumes that any cash dividends on the common stock of each entity included in the data presented below were reinvested in that security.

*	Assumes $100 invested at December 31, 2000, in Company common stock, Russell 2000 Index, and Peer Group.

**	Consists of Baker-Hughes, Inc., BJ Services Co., Cooper Cameron Corp., Global Industries, Ltd., Global Santa Fe Corp. (formerly known as Global Marine Inc.), Halliburton Company, Nabors Industries, Ltd., Noble Corp. (formerly known as Noble Drilling Corp.), Rowan Companies, Inc., Schlumberger Ltd., Smith International, Inc., Tidewater, Inc., Transocean, Inc. (formerly known as Transocean Sedco Forex, Inc.), Varco International, Inc. (until March 2005 when it ceased to be publicly traded), and Weatherford International, Inc.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and systems of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon as to whether those financial statements are, in all material respects, presented fairly in conformity with accounting principles generally accepted in the United States of America. The Audit Committee monitors and oversees these processes and the engagement, independence and performance of the Company’s independent auditor. The Audit Committee is not professionally engaged in the practice of accounting or auditing and, accordingly, relies, without independent verification, on the information provided to it and on the representations made by management and the independent accountants. The Audit Committee’s specific responsibilities are set forth in the Audit Committee Charter available on the Company’s website at www.seitel-inc.com.

The Audit Committee has met with the Company’s independent accountants, BKD LLP, and discussed the overall scope and plans for their audit. The Audit Committee has also met with the independent accountants, with and without management present, to discuss the results of their examinations. The Audit Committee also discussed with the independent accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee discussed with the independent accountants their independence from the Company.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005, with management and the independent accountants. Based on review of the audited consolidated financial statements and the meetings and discussions with management and the independent accountants, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC.

THE AUDIT COMMITTEE

Jay H. Golding, Chairman

C. Robert Black

Charles H. Mouquin

PRINCIPAL ACCOUNTANT FEES AND SERVICES

BKD, LLP served as the principal accountant of the Company during fiscal year 2005. Although the Company anticipates that its relationship with BKD, LLP will continue during the fiscal year 2006, it is not proposed that any formal action be taken at the Meeting with respect to the continued employment of BKD, LLP, because no such action is legally required. Representatives of BKD, LLP plan to attend the Meeting and will be available to answer appropriate questions and will have an opportunity to make a statement if they so desire, although it is not expected that any statement will be made.

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee will, on an annual basis, consider and approve the provision of audit and non-audit services by BKD, LLP. Thereafter, the Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services which are not encompassed by the Audit Committee’s annual pre-approval and are not prohibited by law. The Audit Committee may delegate the authority to pre-approve, on a case-by-case basis, non-audit services to be performed by BKD which are not encompassed by the Audit Committee’s pre-approval and not prohibited by law. A member with delegated authority must report back to the Audit Committee at the first Audit Committee meeting following any such pre-approvals.

The following table presents fees and expenses billed by BKD, LLP for the fiscal years ended December 31, 2005 and 2004, all of which were preapproved by the Audit Committee in compliance with its policy.

	2005	2004
Audit Fees(1)	$579,341	$418,467
Audit-Related Fees(2)	23,260	5,893
Tax Fees	—	—
All Other Fees	—	—

Total	$602,601	$424,360

(1)	Includes fees billed for professional services rendered for (i) the audit of the Company’s consolidated financial statements included in our annual report on Form 10-K, (ii) reviews of the financial statements included in our quarterly reports on Form 10-Q, (iii) the audit of internal control over financial reporting for 2005, and (iv) consultation on accounting or disclosure treatment of various transactions in accordance with regulatory interpretations. The amount provided for 2005 is an estimate.

(2)	Includes fees billed for professional services rendered for (i) consultation on compliance with Sarbanes-Oxley Act of 2002, and (ii) connection with registration statements and debt offerings.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership concerning the common stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company’s review of the Section 16(a) filings that have been received by the Company, written representations and the Company’s personal knowledge that no reports were required, the Company believes that all filings required to be made under Section 16(a) during 2005 were timely made.

2005 Annual Report

The annual report to stockholders covering the fiscal year ended December 31, 2005, has been mailed to each stockholder entitled to vote at the Meeting.

Cost of Soliciting Proxies

The cost of soliciting proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, in the accompanying form, will be borne by the Company; provided, however, that the Company will not bear any costs related to individual stockholder use of the Internet or telephone to cast their vote. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone, for which they will receive no additional compensation. Brokerage houses, banks and other custodians, nominees and fiduciaries will be reimbursed for their customary out-of-pocket and reasonable expenses incurred in forwarding proxy materials to beneficial owners.

Procedure for Submitting Stockholder Proposals

Stockholders may make proposals to be considered at the 2007 annual stockholders meeting. To be included in the proxy statement and form of proxy for the 2007 annual stockholders meeting, a stockholder must deliver this proposal not later than December 11, 2006. If a stockholder wishes to present a proposal from the floor at the 2007 annual stockholder meeting, a stockholder must give the Company written notice no later than December 11, 2006. The notice should comply with the requirements of Section 2.8 of the Company’s Bylaws and indicate whether the stockholder has solicited or intends to solicit proxies in support of such proposal. These deliveries and notices must be made at the principal executive offices of the Company at 10811 S. Westview Circle Drive, Building C, Suite 100, Houston, Texas 77043.

By Order of the Board of Directors,

William J. Restrepo
Secretary

Houston, Texas

April 10, 2006

SEITEL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Seitel, Inc. (the “Company”) hereby appoints Robert D. Monson, William J. Restrepo and Marcia H. Kendrick and each of them individually as attorneys in fact, agents and as proxies of the undersigned, with power to appoint his or her substitute, to represent and to vote, as designated below, all shares of common stock of the Company held of record by the undersigned on April 3, 2006, at the annual meeting of stockholders to be held on May 15, 2006 and at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SEITEL, INC.

May 15, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on May 14, 2006.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”

AS CLASS II DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of three nominees as Class II directors.

NOMINEES:
☐ FOR ALL NOMINEES
	O Ned S. Holmes	——
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Charles H. Mouquin O Gregory P. Spivy	—— ——

☐ FOR ALL EXCEPT
(See Instructions below)

INSTRUCTION:

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ● To cumulate votes, place the number of votes for a director on the line next to such director’s name.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2.      In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.

Unless otherwise specified on this Proxy, the shares represented by this Proxy will be voted FOR the election of each of the nominees to serve as Class II directors.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement furnished with the notice.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.